Exhibit 99.1

PRESS RELEASE

KODIAK OIL & GAS CORP. REPORTS 2008 FULL-YEAR

AND FOURTH QUARTER RESULTS

DENVER, March 11, 2009 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Alternext US: KOG), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and the Williston Basin of North Dakota and Montana, today reported financial and operating results for full-year and fourth quarter of 2008.

2008 Financial Results

The Company reported a net loss for the year ended December 31, 2008 of $56.5 million, or $0.62 per basic and diluted share, compared with a net loss of $38.2 million, or $0.44 per basic and diluted share, for the same period in 2007.  The 2008 net loss includes $47.5 million in non-cash charges related to impairments of the carrying value of oil and gas properties.  Net loss before the impairment charge for 2008, a non-GAAP measure, is $9.0 million, or $0.10 per share.  The 2007 net loss also includes $34 million in non-cash charges related to an impairment of the carrying value of oil and gas properties.

Impairment Charges

As of December 31, 2008, based on net oil and gas prices of $24.09 per barrel of crude oil and $3.76 per thousand cubic feet (Mcf) of natural gas, the value of Kodiak’s proved reserves as calculated under SEC guidelines did not support the costs included in the full cost pool.  In addition, revisions in 2008 included the writing off of all of the Company’s proved undeveloped locations, as well as a sale of approximately 1.2 billion cubic feet of natural gas equivalents of proved reserves to a working interest partner.  Additionally, the Company evaluated its existing unproved properties and determined that approximately $17.2 million of its unproved properties were impaired as of December 31, 2008.   All of Kodiak’s undeveloped leasehold was valued in line with recent lease sales in its operating areas and is based upon remaining terms.  Due to the Company’s current capital constraints, the Company impaired all leases expiring in 2009 since existing capital is allocated to the Company’s Eastern Bakken play in Dunn County, N.D., and concern for the lack of capital in the industry to support drilling activity through farm-outs.  Therefore, Kodiak reclassified this amount to the full cost pool prior to conducting its year-end 2008 ceiling test.   As a result, Kodiak recorded a write-down of $32.0 million during the fourth quarter of 2008.  This write-down is in addition to a $15.5 million impairment charge recorded during the quarter ended September 30, 2008, bringing the full-year 2008 impairment charge to $47.5 million.

Results Continued

Total revenues were $6.9 million for the full-year 2008 reporting period, as compared to approximately $9.3 million for the full-year 2007, a decrease of 25%.  Oil and gas sales decreased 13% to approximately $6.8 million for the full-year 2008, as compared to $7.8 million in 2007.  The decrease in oil and gas sales is attributed to 20% lower oil revenues, and the shut-in status of three significant oil producers while workovers were performed during the first half of 2008, offset in part by a 30% increase in natural gas revenues.  Kodiak posted a 28% decrease in year-over-year equivalent production volumes.  Crude oil revenue accounted for approximately 80% of total 2008 oil and gas sales, and crude oil constituted 65% of produced volumes in 2008.

Adjusted EBITDA was a negative $1.2 million for the full-year 2008, as compared to $2.7 million for the same period in 2007.  Kodiak defines Adjusted EBITDA as net income before interest, taxes, depreciation, depletion, amortization and accretion, non-cash stock-based compensation expense, impairment charges and gains or losses on foreign currency exchange.  The decrease is primarily attributed to decreased revenues and increased production expense.

Reconciliations of Adjusted EBITDA, a non-GAAP measure, to net loss are included in this news release and in the Company’s filing on Form 10-K.  Additional disclosure regarding the Company’s use of Adjusted EBITDA are also included in the Company’s filing on Form 10-K.

Kodiak reported net cash used in operating activities for the full-year 2008 of $2.2 million, as compared to operating cash flow in 2007 of $2.1 million.

Total assets were $39.0 million at year-end 2008, as compared to $74.3 million in the same period in 2007.  The decrease in total assets is primarily attributed to the above-mentioned impairment charge.  Stockholders’ equity was $33.0 million at December 31, 2008, as compared to $68.3 million at year-end 2007.  The Company’s total current assets at year-end 2008 were $20.7 million, and it currently has no long-term debt.

General and administrative (G&A) expense increased to $8.2 million for the year-ended December 31, 2008, from $7.3 million for the same period in 2007.  Included in the G&A expense for 2008 is a stock-based compensation charge of $3.6 million for options issued to officers, directors and employees, as compared to $2.5 million for the same period in 2007.

Oil and Gas Sales

Kodiak’s oil and gas sales volumes decreased by 28% to 98,564 barrels of oil equivalent (BOE), as compared to 136,279 BOE in 2007.  For the year, Kodiak grew natural gas sales by 5% to 209.8 million cubic feet (MMcf), as compared to 200.2 MMcf for 2007.  Oil sales volumes were down 38% to 63,595 barrels for 2008, as compared to 102,914 barrels in 2007.  By commodity, crude oil constitutes 65% of the production base.  The Company attributes lower production in 2008 to shut-in producing oil wells while performing workovers , to a reduced drilling program that brought only one gross (0.1 net) well onto production, and to the natural production declines in existing wells.

For 2008, the average gas price received improved to $6.54 per Mcf, as compared to the $5.26 per Mcf received in 2007.  Kodiak enjoyed an uplift of 29% in the average price received for crude oil in 2008.   The Company sold its oil for $84.86 per barrel for the year, as compared to the $65.72 per barrel received during 2007.  Kodiak currently does not hedge any of its oil and gas production volumes.

During 2008, Kodiak invested $11.0 million in its oil and gas operations, $7.8 million of which related to the acquisition of oil and gas properties in the Williston Basin and $3.2 million of which was allocated to drilling, completion and workover expenses as well as related infrastructure.  The Company drilled one gross well (0.1 net) in 2008.  Kodiak now has working interests in 24 gross (13.6 net) wells, of which 14 gross (9.4 net) are Kodiak-operated wells.  As of December 31, 2008, Kodiak owned or controlled approximately 167,000 gross and 99,000 net acres primarily in its core operating areas of the Green River and Williston Basins.

Fourth Quarter 2008

The Company reported a net loss for the three months ended December 31, 2008 of $34.0 million, or $0.37 per share, compared with a net loss of $1.3 million, or $0.02 per share, for the same period in 2007.  Adjusted EBITDA for the fourth quarter 2008 was a negative $114,000, as compared to $599,000 for the same period in 2007.

Oil and gas sales for the fourth quarter were $1.2 million, versus $2.2 million in the same period in 2007.  Total revenues were $1.2 million, versus $2.3 million in the year-ago period.  For the fourth quarter 2008, Kodiak posted operating cash flow of $0.9 million, as compared to $1.4 million in the same period in 2007.

Kodiak’s fourth quarter 2008 oil and gas sales volumes were 30,756 BOE, as compared to 31,427 BOE in the same period in 2007.  Oil comprised 65% of the equivalent quarterly production for 2008.  The average oil price received was $44.65 per barrel, as compared to the $80.43 per barrel received during the fourth quarter 2007.  For the fourth quarter 2008, the average natural gas price received was $4.51 per Mcf, as compared to $6.15 per Mcf received in 2007.

During the quarter, Kodiak invested $1.7 million for exploration and development of its leasehold, primarily in Dunn County, N.D. on the Fort Berthold Indian Reservation (FBIR).

2008 Proved Reserves

Kodiak’s year-end 2008 estimated total proved reserves were approximately 3.3 billion cubic feet of natural gas equivalent (Bcfe), or 0.547 million barrels of oil equivalent (MMBoe).  This compares to 8.3 Bcfe, or 1.4 MMBoe in 2007.  The 2008 total, a 60% decrease on an equivalent basis from 2007s’ estimated quantities, is comprised of 1.2 Bcf of natural gas and 344,400 barrels of crude oil.  The 2008 reserve mix is 63% crude oil and 37% natural gas.  Approximately 100% of 2008 total proved reserves are categorized as proved developed, as compared to 75% proved developed and 25% proved undeveloped in 2007.  Average year-end prices used to determine reserves were $3.76 per Mcf of natural gas and $24.09 per barrel of oil for 2008, versus $6.97 per Mcf of natural gas and $81.30 per barrel of oil for 2007.  For 2008 reserve quantities, Kodiak’s standardized measure of discounted future net cash flows (commonly known as the SEC PV-10 figure) for proved reserves at year-end was $5.3 million, as compared to $36.2 million in 2007.

Kodiak attributes the decrease in 2008 proved reserves to the 70% and 46% year-over-year decline respectively in oil and gas prices used to estimated economic quantities of proven reserves, the sale of reserves,  and to the write-off of previously recorded proved undeveloped  reserves.

Reserve estimates for 2008 were prepared by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc. (NSAI) and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements.  In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Kodiak’s properties.  NSAI also audited Kodiak’s estimated reserves as of December 31, 2007.

Williston Basin—North Dakota

Middle Member Bakken Shale

As of January 1, 2009, Kodiak had approximately 56,000 gross and 37,000 net acres under lease on the FBIR in Dunn County, N.D., where the primary objective is the middle Bakken dolomite between the upper and lower Bakken shales at an approximate vertical depth of 10,000 feet.  Additional productive potential exists from the Three Forks/ Sanish Formation just below the lower Bakken shale.  Kodiak operates all of its leasehold on the FBIR, with the exception of approximately 9,000 net acres that are in a participating area previously established with another operator.  The Company holds and inventory of 11 fully permitted locations on the FBIR.

Subsequent to year-end 2008, Kodiak reached total depth on two wells and spud a third well.  The Moccasin Creek (MC) #16-34-2H well (Kodiak operates with 60% working interest [WI] and 49% net revenue interest [NRI]) and the MC #16-34H well (Kodiak operates with 60% WI and 49% NRI) are both awaiting completion operations.  Location work is currently being done to prepare these wells for completion in the coming months as the harsh winter conditions subside.

Approximately 10 miles north of the Moccasin Creek locations, the Two Shields Butte (TSB) #16-8-16H (Kodiak operates with a 50% WI and a 41% NRI) was recently spud.  This well is currently being drilled to a proposed total vertical depth of 10,400 feet and a total measured depth of 15,000 feet.  Upon reaching total depth and running a liner, a second well, the TSB #16-8-7H (Kodiak operates with a 37.5% WI and a 30.5% NRI), is planned to be drilled from this same surface location to a total measured depth of 19,000 feet.

Vermillion Basin—Wyoming

Vermillion Basin Deep—Baxter Shale and Frontier and Dakota Sandstone

At December 31, 2008, Kodiak owned or controlled approximately 43,000 gross (16,000 net) acres in the Vermillion Basin of the Green River Basin in Wyoming and Colorado.   Kodiak’s exploration efforts focus on the over-pressured Baxter Shale at depths to approximately 13,000 feet.

The Company’s joint venture partner, Devon Energy Production Company, L.P., commenced drilling operations in August 2008 and has drilled four wells to date to obtain and evaluate data points from different locations within the acreage block, specifically in the Horseshoe Basin Unit located on the western edge of Kodiak’s acreage and the Coyote Flats Federal Unit located on the northern edge.  Kodiak has an approximate 50% working interest in these wells which have yet to be completed.  We anticipate completion of the two wells that were drilled horizontally during the summer months.

Liquidity and 2009 Capital Expenditures

The Company had working capital of $15.4 million inclusive of cash and cash equivalents of $7.6 million as of December 31, 2008 and approximately $3.0 million in cash and cash equivalents as of February 28, 2009.  Kodiak’s working capital included $6.5 million of prepaid tubular goods for the first six wells of its 2009 drilling program, which have been reported as prepaid expenses as the Company had not taken physical delivery of the goods as of December 31, 2008.  These costs will be applied to Kodiak’s share of the drilling costs for the first six wells, or will be recovered from its drilling partners.  Based on Kodiak’s original 2009 drilling and exploration program, the Company anticipated that its 2009 capital expenditures in the Williston Basin would be approximately $11.3 million.   While the Company cannot fully assess its capital expenditures or the timing of expenditures in the Vermillion Basin as Kodiak does not operate the properties, the Company anticipates that two of the wells that were horizontally drilled during 2008 could be completed during 2009.  These costs cannot be determined at this time due to the uncertainty of commodity prices and expenditures.  It is estimated that Kodiak’s share of the completion costs would not exceed $4.0 million.

The Company recently executed a $20.0 million Credit Facility with Bank of the West, NA.  The borrowing base, reflecting the maximum amount that may be outstanding under the Credit Facility at any time, is currently $3.0 million.  The borrowing base will be re-determined on May 1, 2009 and thereafter semi-annually each May 1 and November 1.  If oil and natural gas prices significantly decline for an extended period of time, Kodiak’s lenders could reestablish the borrowing base by evaluating the Company’s reserves at substantially lower oil and natural gas prices.  Such determination could result in a negative revision to Kodiak’s proved reserve value and reduce the Company’s borrowing base.   Currently the facility is undrawn, and the Company has no long-term debt.

During the second quarter of 2008, the Company entered into two-year contracts for the use of two new-build drilling rigs.  The first rig was placed into operation in November 2008 and entails a two-year drilling commitment or specific termination fees if drilling activity is cancelled.  Agreement terms require utilization of the rig and payment of day rates or the payment of standby rates if the rig is not utilized.   The estimated termination fee for the first rig is approximately $5.3 million as of December 31, 2008.  The termination fee on the first rig will continue to decrease as long as the rig remains active.   Delivery of the second rig has been placed on hold with the drilling contractor.  In the event Kodiak opts not to take delivery of the rig, the termination fee could be up to $5.6 million and terms are still being negotiated.  Subsequent to the end of the fourth quarter 2008, Kodiak was able to negotiate with the drilling contractor an approximate 20% reduction in rig day rates for the rig that is currently operating.

The current global economic and financial crisis could lead to an extended national or global economic recession.  A slowdown in economic activity caused by a recession would likely reduce national and worldwide demand for oil and natural gas and result in lower commodity prices.  Substantial decreases in oil and natural gas prices could have a material adverse effect on Kodiak’s business, financial condition and results of operations, could further limit the Company’s access to liquidity and credit and could hinder its ability to satisfy its capital requirements.

If Kodiak borrows funds, the Company will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants.  The ability to borrow funds is dependent on a number of variables, including the Company’s proved reserves, and assumptions regarding the price at which oil and natural gas can be sold.  Should management seek to raise additional capital through the issuance and sale of equity securities, the sales, if successfully completed, may be at prices below the market price of the Company’s stock, and the Company’s shareholders may suffer significant dilution.  This risk of dilution is exacerbated by the current low market price for Kodiak common stock.

Capital and credit markets have experienced unprecedented volatility and disruption during the last half of 2008 and continue to be unpredictable.  Given the current levels of market volatility and disruption, the availability of funds from those markets has diminished substantially.  Further, arising from concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers.

Due to these capital and credit market conditions, Kodiak cannot be certain that funding will be available to the Company in amounts or on terms acceptable to the Company.  The Company’s current cash balances and cash flow from operations will not alone be sufficient to provide working capital to fully fund the Company’s original 2009 plan of operations.  Accordingly, the Company intends to pursue alternatives, such as joint ventures with third parties or sales of interest in one or more of its properties.  Such transactions may result in a reduction in the Company’s operating interests or require the Company to relinquish the right to operate the property.  There can be no assurance that any such transactions can be completed or that such transactions will satisfy the Company’s operating capital requirements.  If the Company is not successful in obtaining sufficient funding or completing an alternative transaction on a timely basis on terms acceptable to the Company, Kodiak would be required to curtail its expenditures or restructure its operations, and the Company would be unable to implement its original exploration and drilling program, either of which would have a material adverse effect on Kodiak’s business, financial condition and results of operations.

Teleconference Call

In conjunction with today’s financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Thursday, March 12, 2009 at 11:00 a.m. Eastern Daylight Time.

Date:	Thursday, March 12, 2009

Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International)
Passcode: 86552967

Internet:	Live and rebroadcast over the Internet
http://www.videonewswire.com/event.asp?id=56235 or at: http://www.kodiakog.com

Replay:	Available through Tuesday, March 17, 2009 at (800) 642-1687
(US/Canada) and (706) 645-9291 (International) using passcode 86552967 and for 30 days at http://www.kodiakog.com

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Alternext US under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-K for the period ended December 31, 2008.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$7,581,265	$13,015,318
Accounts receivable
Trade	1,934,818	1,373,843
Accrued sales revenues	516,870	789,652
Prepaid expenses and other	10,621,980	198,996

Total Current Assets	20,654,933	15,377,809

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	97,934,058	77,272,437
Unproved oil and gas properties	11,985,533	21,904,737
Wells in progress	728,093	414,074
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(92,804,911)	(41,204,821)

Net oil and gas properties	17,842,773	58,386,427

Other property and equipment, net of accumulated depreciation of $270,620 in 2008 of $176,458 in 2007	272,705	312,017
Restricted investments	246,068	255,068

Total Assets	$39,016,479	$74,331,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$4,125,335	$5,163,457
Advances from joint interest owners	1,105,740	—

Total Current Liabilities	5,231,075	5,163,457
Noncurrent Liabilities:
Asset retirement obligation	787,180	874,498

Total Liabilities	6,018,255	6,037,955

Commitments and Contingencies - Note 7
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 95,129,431 shares in 2008 and 87,992,926 shares in 2007
Contributed surplus	136,297,845	115,094,923
Accumulated deficit	(103,299,621)	(46,801,557)

Total Stockholders’ Equity	32,998,224	68,293,366

Total Liabilities and Stockholders’ Equity	$39,016,479	$74,331,321

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006

Revenues:
Gas production	$1,371,822	$1,053,331	$718,926
Oil production	5,396,781	6,764,017	3,440,182
Interest	196,187	1,503,029	806,061

Total revenue	6,964,790	9,320,377	4,965,169

Cost and expenses:
Oil and gas production	3,578,580	1,757,717	964,685
Depletion, depreciation, amortization and accretion	4,172,077	5,206,631	2,173,918
Asset impairment	47,500,000	34,000,000	—
General and administrative	8,175,472	7,334,386	4,580,598
(Gain)/loss on currency exchange	36,725	(792,467)	32,008

Total costs and expenses	63,462,854	47,506,267	7,751,209

Net loss	$(56,498,064)	$(38,185,890)	$(2,786,040)

Basic & diluted weighted-average common shares outstanding	90,739,316	87,742,996	71,425,243

Basic & diluted net loss per common share	$(0.62)	$(0.44)	$(0.04)

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net loss	$(56,498,064)	$(38,185,890)	$(2,786,040)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Depletion, depreciation, amortization and accretion	4,172,077	5,206,631	2,173,918
Asset impairment	47,500,000	34,000,000	—
Asset retirement	—	(29,893)	—
Stock based compensation	3,551,433	2,452,291	1,527,361
Changes in current assets and liabilities:
Accounts receivable-trade	(560,975)	503,342	(1,429,204)
Accounts receivable-accrued sales revenue	272,782	(122,661)	(440,585)
Prepaid expenses and other	(767,069)	(95,289)	(73,076)
Accounts payable and accrued liabilities	155,297	(1,655,119)	4,168,775

Net cash (used in)/provided by operating activities	(2,174,519)	2,073,412	3,141,149

Cash flows from investing activities:
Oil and gas properties	(11,209,258)	(47,649,681)	(35,426,830)
Equipment	(54,850)	(229,210)	(52,976)
Prepaid tubular goods	(9,655,915)	—	—
Restricted investment: designated as restricted	—	(30,616)	(82,052)
Restricted investment: undesignated as restricted	9,000	—	10,600

Net cash (used in) investing activities	(20,911,023)	(47,909,507)	(35,551,258)

Cash flows from financing activity:
Proceeds from the issuance of shares	18,935,000	382,150	89,940,060
Issuance costs	(1,283,511)	—	(6,346,236)

Net cash provided by financing activities	17,651,489	382,150	83,593,824

Net change in cash and cash equivalents	(5,434,053)	(45,453,945)	51,183,715

Cash and cash equivalents at beginning of the period	13,015,318	58,469,263	7,285,548

Cash and cash equivalents at end of the period	$7,581,265	$13,015,318	$58,469,263

Supplemental cash flow information
Oil & gas property accrual included in accounts payable and accrued liabilities	$1,457,189	$1,544,868	$4,605,396

Asset retirement obligation	$(65,143)	$526,868	$164,503

KODIAK OIL & GAS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Quarters Ended
	December 31,
	2008	2007
Revenues:
Gas production	$293,935	$302,740
Oil production	888,807	1,867,940
Interest	37,470	179,042

Total revenue	1,220,212	2,349,722

Cost and expenses:
Oil and gas production	456,613	560,078
Depletion, depreciation, amortization and accretion	1,067,779	1,144,234
Asset impairment	32,000,000	—
General and administrative	1,686,534	1,953,837
(Gain)/loss on currency exchange	17,224	(11,491)

Total costs and expenses	35,228,150	3,646,658

Net loss	$(34,007,938)	$(1,296,936)

Basic & diluted weighted-average common shares outstanding	90,739,316	87,742,996

Basic & diluted net loss per common share	$(0.37)	$(0.01)

Use of Non-GAAP Financial Matters

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, for operational activities and future capital expenditures.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance.  The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity.  The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support its operations and capital investment program.  Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.

KODIAK OIL & GAS CORP.

Reconciliation of Adjusted EBITDA

	Three months ended	Three months ended
	December 31,	December 31,
	2008	2007
Reconciliation of Adjusted EBITDA:

Net Loss	$(34,007,938)	$(1,296,936)
Add back:
Depreciation, depletion, amortization and accretion	1,067,779	1,144,234
Asset impairment	32,000,000	—
(Gain) / loss on foreign currency exchange	17,224	(11,491)
Stock based compensation expense	809,121	762,914

Adjusted EBITDA	$(113,814)	$598,721

	Year ended	Year ended
	December 31,	December 31,
	2008	2007
Reconciliation of Adjusted EBITDA:

Net Loss	$(56,498,064)	$(38,185,890)
Add back:
Depreciation, depletion, amortization and accretion	4,172,077	5,206,631
Asset impairment	47,500,000	34,000,000
(Gain) / loss on foreign currency exchange	36,725	(792,467)
Stock based compensation expense	3,551,433	2,452,291

Adjusted EBITDA	$(1,237,829)	$2,680,565